EMPLOYMENT AGREEMENT

     THIS AGREEMENT between COMMERCIAL BANKSHARES, INC., a Florida corporation with its principal place of business at 1550 S.W. 57th Avenue, Miami, Florida (the "Company"), COMMERCIAL BANK OF FLORIDA, a Florida banking corporation with its Main Office located at 1550 S.W. 57th Avenue, Miami, Florida (the "Bank") and JACK J. PARTAGAS (the "Executive"), entered into as of this 18 day of March, 1994.

                      W I T N E S S E T H:

     WHEREAS, the Company is a registered bank holding company and owns and controls 100% of the capital stock of the Bank; and

     WHEREAS, in order to continue to expand and prosper as a significant member of the financial, business and civic community of South Florida, the Company needs to retain capable, experienced senior executive personnel both for itself, for the Bank and for such other subsidiaries as the Company and the Bank should acquire; and

     WHEREAS, the Executive is encouraged to strive for the profitability and success of the Company and the Bank and therefore may be assigned appropriate duties and responsibilities at either the Company or the Bank; and

     WHEREAS, the Company wishes to assure both itself and the Executive of continuity of management of the Company and the Bank and the security and well-being of the Executive; and

     WHEREAS, the Executive has provided strong and effective leadership to the Company and the Bank during particularly difficult periods experienced by the financial services industry and therefore the Company wishes to provide for the security of the Executive in order to allow for the Executive's attentions to be devoted to the Company's and the Bank's best interests; and

     WHEREAS, this Agreement has been amended and restated as of December 18, 1998 to correct certain typographical errors, to clarify and improve the textual rendering of certain provisions, and to implement certain changes on approval of the Board of Directors on this date.

     NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

     1.   EMPLOYMENT.
     The Company and the Bank hereby agree to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company and the Bank, on the terms and conditions set forth herein. It is the intention of this Agreement that the Company and the Bank shall jointly and severally be responsible for the obligations determined herein of both the Company and the Bank, notwithstanding the fact that the employment undertaking may, at the outset, be undertaken by solely the Bank or the Company.

     2.   TERM.
     The employment of the Executive by the Company as provided  in
Section 1 of this Employment Agreement will commence on the initial date hereof and end on March 31, 1997, unless further extended or sooner terminated as hereinafter provided. On March 31, 1995, the term of the Executive's employment shall be automatically extended one additional year and shall end on March 31, 1998 unless previously terminated hereunder. On each subsequent March 31 thereafter the term of the Executive's employment shall be automatically extended one additional year such that on March 30 of any given year, the remaining term of this Agreement shall be two years and one day and on the following day, March 31, the remaining term shall be three years.

     3.   POSITION AND DUTIES.
     The Executive shall serve as President and Chief Operating Officer of the Company, shall serve as President and Chief Operating Officer of the Bank, shall have such responsibilities, duties and authorities as may from time to time be assigned to the Executive by the Board of Directors of the Company, and shall have the duties, responsibilities and authorities of the Chief Operating Officer of the Company and the Bank. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and the Bank.

     4.   PLACE OF PERFORMANCE.
     In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of the Company within Dade County Florida except for required travel on the Company's business to an extent substantially consistent with present business travel obligations.

     5.   COMPENSATION AND RELATED MATTERS.

          (a) Salary. During the period of the Executive's employment hereunder, the Company shall pay to the Executive an annual "Salary" at a rate determined by the Board of Directors of the Company. Such Salary may be paid by the Company, or the Bank or any of their subsidiaries or such combination thereof as the Board of Directors of the Company shall determine and shall be paid in monthly or semi-monthly installments in arrears as shall be the practice of the Company, the Bank or their subsidiaries. This Salary may be increased from time to time in accordance with normal business practices of the Company and, if so increased, shall not thereafter during the term of this Agreement be decreased. Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company. The term "Salary" shall be deemed to include any and all regular installment amounts received by the Executive from either the Company, the Bank or any of their subsidiaries. Payment of Salary (including any increased salary payments) whether or not hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder, or otherwise, shall in any way limit or reduce the obligation of the Company to pay the Executive's Salary hereunder.

          (b) Cash Incentive Compensation. The Company shall pay or cause to be paid by the Bank to the Executive such additional amount as it shall determine over and above the Salary to which he is entitled, for all periods during which this Agreement shall be in effect. Such additional amount shall be determined by the Board of Directors of the Company or an authorized committee thereof, shall be declared in the form of a bonus or otherwise and shall be determined upon such measures of performance as shall be in the sole discretion of the Board of Directors or authorized committee hereof.

          (c) Expenses. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company or the Bank, provided that such expenses are incurred and accounted for in accordance with the policies and procedures then presently established by the Company or the Bank.

          (d) Other Benefits. The Company shall maintain or cause to be maintained by the Bank in full force and effect during the term of this Agreement, and the Executive shall be entitled to continue to participate in, all of the employee benefit plans and arrangements in which the Executive participates as of the date hereof. The Company may, in its discretion, replace such plans and arrangements only with any other plans or arrangements which shall provide the Executive with benefits equivalent to those in which the Executive participates as of the date hereof, unless the replacement of such plans or arrangements occurs pursuant to a program applicable to all employees of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any executive of the Company. Such plans and arrangements may include without limitation any pension and retirement plan and arrangement, supplemental pension and retirement plan and arrangement, stock option plan, employee stock ownership plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, relocation plan and vacation plan. The Company shall not make nor allow any changes in such plans or arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all employees of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other executive of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company or the Bank in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Salary payable to the Executive pursuant to paragraph (a) of this Section or the Cash Incentive Compensation payable pursuant to paragraph (b) of this Section. Any payments or benefits payable to the Executive hereunder in respect of any calendar year during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

          (e) Vacations. The executive shall be entitled to the number of vacation days in each calendar year, and to compensation in respect thereof, determined in accordance with the Company's or the Bank's vacation plan. The Executive shall also be entitled to all paid holidays given by the Company or the Bank to their executives.

          (f) Automobile. The Company shall furnish or cause to be furnished by the Bank to the Executive the use of an automobile at the Company's expense for the performance of his duties on behalf of the Company or the Bank and Executive shall use such automobile for that purpose. All costs of operation, maintenance and insurance shall be paid by the Company. The Executive shall be an additional named insured on the liability insurance coverage maintained by the Company and the Bank. The Executive shall account for the use and expenses of the automobile in accordance with the policies and procedures of the Company.

          (g) Group Medical Coverage. The Company shall provide group medical insurance coverage to the Executive and his family under a plan for Employees of the Company, the Bank and their subsidiaries and such plan shall include reasonable coverage for medical, hospital, surgical and major medical expenses.

          (h) Term Life Insurance. The Company shall own and pay the costs of premiums on guaranteed renewable straight term life insurance, or the equivalent, insuring the life of the Executive in an amount no less than the then current annual salary of the Executive, and the Company shall designate the Beneficiary as such person or persons named by the Executive from time to time.

          (i) Disability Policy. The Company shall provide and pay the costs of a disability income policy to compensate the Executive in the event of his incapacity due to physical or mental illness in an amount no less than 60% of Executive's then current annual salary (subject to a maximum benefit of $10,000 per month).

          (j) Services Furnished. The Company shall furnish the Executive with office space, secretarial assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.

          (k)  Subsidiaries.  When used in this section the term
"Company" shall be deemed to include any and all subsidiaries .

     6.   LEGAL REQUIREMENTS.
     Both the Executive and the Company agree that all legal requirements shall be met with respect to Federal withholding tax requirements, compensation income and the like.

     7.   PROPER TERMINATION.
     The Executive's employment hereunder may be properly terminated without any breach of this Agreement only under the following circumstances:

          (a)  Death.  The Executive's death.

          (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his full time duties as described hereunder for the entire period of four (4) consecutive months, the Company may terminate the Executive's employment hereunder. In the event that payments under the disability policy provided to the Executive by the Company pursuant to subsection 5(i) hereunder commence prior to the expiration of said four-month period, then upon commencement of such disability payments, this Agreement shall terminate and the Company shall cease all Salary payments hereunder.

          (c) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder: (i) upon the failure by the Executive to comply with any material provision of this Agreement which has not been cured within thirty (30) days after notice of such non-compliance has been given by the Company to the Executive; or
(ii) upon the willful commission by the Executive of repeated acts of dishonesty or fraud, breach of fiduciary duty involving personal profit or intentional repeated failures to perform his duties hereunder, any which acts or failures to act relate to the Company or any of its subsidiaries and cause a material adverse impact on the Company or any of its subsidiaries. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

          Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without: (i) reasonable notice to the Executive setting forth the reasons for the Company's intention to terminate for Cause; (ii) an opportunity for the Executive, together with his counsel, to be heard before the Board of Directors of the Company; and (iii) delivery to the Executive of a Notice of Termination as provided for in Section 9 hereof from the Board of Directors of the Company finding that in the good faith opinion of the Board of Directors of the Company the Executive was guilty of conduct set forth above in the preceding sentence, and specifying the particulars thereof in detail.

          (d) Without Cause. The following circumstances shall specifically be deemed a termination of the Executive's employment by the Company "Without Cause" and thus shall not constitute a proper termination: (i) upon a vote to terminate the Executive without Cause (as defined in Section 7(c) hereof) by any officer or member(s) of the Board of Directors of the Company; (ii) an assignment to the Executive of any duties inconsistent with, or a significant change in the nature or scope of the Executive's authorities, duties or responsibilities from, those authorities, duties and responsibilities held by the Executive as of the date hereof and as increased from time to time; (iii) a reduction in total remuneration (by reduction of Salary, reduction of rate of Cash Incentive Compensation or reduction of fringe benefits, unless any such fringe benefit is withdrawn from all other executives as a class); or (iv) the performance of any other act by the Company which is designed to prevent and does prevent the Executive from properly performing the authorities, duties and responsibilities of his employment hereunder.

     8.   TERMINATION BY THE EXECUTIVE.
     The Executive may terminate his employment hereunder for Good
Reason.

          (a) For purposes of this Agreement, "Good Reason" shall mean: (i) a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten
(10) days after notice of such non-compliance has been given by the Executive to the Company; (ii) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8 hereof (and for purposes of this Agreement no such purported termination shall be effective); (iii) an assignment to the Executive of any duties inconsistent with, or a significant change in the nature or scope of the Executive's authorities, duties or responsibilities from, those authorities, duties and responsibilities held by the Executive as of the date hereof and as increased from time to time;
(iv) a reduction in total remuneration (by reduction of Base Salary, reduction of rate of Cash Incentive Compensation or reduction of fringe benefits, unless any such fringe benefits are withdrawn from all other executives as a class); (v) the performance of any other act by the Company which is designed to prevent and does prevent the Executive from properly performing the authorities, duties and responsibilities of his employment hereunder; or (vi) the occurrence of a change in control of the Company (as defined below).

          (b) For purposes of this Agreement, a "change in control of the Company" shall be deemed to have occurred if such a change in control would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities.

     9.   NOTICE OF TERMINATION AND EFFECTIVE DATE.

          (a) Any proper termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to subsection 7(a) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          (b) "Date of Termination" shall mean: (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated pursuant to subsection 7(b) above, the earlier of: (x) the date on which payments commence pursuant to the disability policy provided by the Company under subsection 6(i); or (y) the expiration of four (4) consecutive months of the Executive's incapacity due to physical or mental illness, as set forth in subsection 7(b) above (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such four (4) month period);
(iii) if the Executive's employment is terminated pursuant to subsection 7(c) above, the date specified in the Notice of Termination (which date may not be less than ninety (90) days after the date of the Notice; or (iv) if the Executive's employment is terminated pursuant to Section 7(d) above or Section 8 above, the date on which a Notice of Termination is given, or the date specified therein, whichever shall be later.

     10.  COMPENSATION UPON TERMINATION.

          (a)(i) If the Executive's employment is terminated pursuant to Section 7(a)(Death), the Company shall be obligated to pay to the Executive all amounts payable under Sections 5(a)-(d), through and including the last day of the third month following the date of his death.

             (ii) If the Executive's employment is properly terminated pursuant to Section 7(b) or 7(c) (Disability or Cause), the Company shall be obligated to pay to the Executive all amounts payable hereunder and otherwise, through and including the Date of Termination, as provided in subsection 9(b) above.

          (b) If this Agreement is terminated pursuant to Section 7(d) or any of Subsections 8(a)(i) through 8(a)(vi) hereof, the Company shall pay, in cash, to the Executive, within twenty (20) days of the receipt of the Notice of Termination, an amount equal to 300% of the Executive's Salary and Cash Incentive Compensation, such amounts to be determined by reference to the Executive's then current Salary and the aggregate Cash Incentive Compensation last paid to or earned by the Executive in the twelve months immediately preceding such termination. In addition, at the sole discretion of the Executive, the Company shall either:

                (i) continue to provide, for a period of 36 months immediately following termination, the benefits described in subsection 5(d), 5(g) and 5(h) hereof; or

                   (ii)  pay to the Executive, in a lump sum
payment, an amount equal to 60% of the Executive's Salary and Cash Incentive Compensation, such amounts to be determined by reference to the Executive's then current Salary and aggregate Cash Incentive Compensation last paid to or earned by the Executive in the twelve months immediately preceding termination. Such payment shall be deemed to be a payment in lieu of the benefits described in (i) above.

          (c) If the Executive's employment hereunder is termi-nated by the Executive other than pursuant to Subsection 8(a)(i) through 8(a)(vi) above, the Company shall pay, in cash, to the Executive, within twenty (20) days of the receipt of the Notice of Termination, an amount equal to 120% of the Executive's Salary and Cash Incentive Compensation, such amounts to be determined by reference to the Executive's then current Salary and the aggregate Cash Incentive Compensation last paid to or earned by the Executive in the immediately preceding twelve months previous to such termination.

          (d) In the event that the total amount of payments made under this Agreement on account of termination under Subsections 7(d) or 8(a) above or the total amount of payments made under any other agreement or arrangement between the Executive and the Company, whether written or oral, including any combination of payments made pursuant to different agreements, arrangements or plans equals or exceeds the aggregate present value of three times the "base amount," the Company shall indemnify the Executive for the amount of any surtax imposed pursuant to Section 280G and
Section 4999 of the Internal Revenue Code of 1986 as amended along with an amount intended to reimburse the Executive for income tax imposed on such payment (together , the "Gross-up payment"). The Company intends, by the payment of such indemnification, to make the Executive whole and to put the Executive in the same position as if the payments provided for under Section 10(b) hereof, this
Section 10(d) and otherwise, were made, and no additional surtaxes or other income taxes of any kind were required to be paid with respect to such payments. The total amount due to the Executive pursuant to this section shall be calculated using the following formula:

          G= (0.2P-0.2B)/(0.8-R)
          where :
               G is the Gross-up Payment
                                   P is the amount of the Parachute
Payment
               B is the Base Amount
               R is the aggregate applicable income tax rate

"Base amount" means the average annualized compensation income from the Company includible in the Executive's gross income for Federal income tax purposes over the five-year period preceding the year in which the Executive's employment is terminated. This paragraph, and the language therein, shall be interpreted consistently with Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder.

     11.  SUCCESSORS; BINDING AGREEMENT.

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to a date which is thirty (30) days prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason pursuant to any of Subsections 8(a)(1) through 8(a)(vi), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Subsection 11(a) or which otherwise become bound by all the terms and provisions of this Agreement by operation of law.

          (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

     12.  NOTICE.
     For the purpose of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:     Jack J. Partagas
                                   7540 S.W. 158th Place
                                   Miami, Florida 33159

          If to the Company
            and the Bank:          Commercial Bankshares, Inc.
                                   1550 S.W. 57th Avenue
                                   Miami, Florida 33144

13.  MISCELLANEOUS.
     No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and by such officer of the Company as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida.

     14.  VALIDITY.
     The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     15.  COUNTERPARTS.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     16.  ARBITRATION.
     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, conducted before a panel of three arbitrators, in Miami, Florida, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The expense of such arbitration shall be borne by the Company.

     17.  SUCCESSION.
     This Agreement is intended to supersede, in their entirety, any and all employment agreements, and all amendments thereto, between the Executive and the Company and between the Executive and the Bank.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


Attest:                            COMMERCIAL BANKSHARES INC.


By:
                                   By:
                                   Name:
                                   Title:

Attest:                            COMMERCIAL BANK OF FLORIDA

By:                                By:
                                   Name:
                                   Title:

WITNESS:                           EXECUTIVE:



                                   JACK J. PARTAGAS